Exhibit 4.2

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Pursuant to the
NaturalNano, Inc.
2005 Stock Option Plan

Name of Option Holder:

Date of Grant:

Number of Shares:

Exercise Price per Share:

Expiration Date:

This NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (the “Award Agreement”) is made as of ____________, 2005 between NaturalNano, Inc., a Delaware corporation (the “Company”), and the above-named individual, an employee of the Company or one of its Subsidiaries (the “Option Holder”), to record the granting of a non-qualified stock option pursuant to the Company’s 2005 Stock Option Plan (the “Plan”). Terms used herein that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms herein.

1.
Grant of Option. The Company hereby grants to the Option Holder, subject to and pursuant to the terms and conditions of the Plan and this Award Agreement, the option to purchase from the Company an aggregate number of shares of common stock of the Company, no par value per share, (the “Shares”) set forth above at an exercise price per share set forth above. The parties intend this Option to be treated as a non-qualified stock option under the Code.

2.	Expiration Date. This Option shall expire on the expiration date set forth above (the “Expiration Date”) unless this Option expires earlier as provided in Sections 5, 6 or 7 of this Award Agreement.

3.
Exercisability. No Shares may be purchased under this Option and this Option shall not be exercisable until the Option has vested pursuant to the vesting schedule. Under the vesting schedule, a portion of this Option representing the right to purchase one half of the Shares that may be purchased under this Option shall vest on the first anniversary date after the Date of Grant and the right to purchase the remaining Shares that may be purchased under this Option shall vest on the second anniversary date after the Date of Grant, provided that the Option Holder remains in continuous employment with the Company or its Subsidiaries until such anniversary dates. If the Option Holder’s employment is terminated, Section 5 shall govern the Option Holder’s rights under this Option. Notwithstanding the foregoing or any other provision of the Plan or this Award Agreement, this Option may not be exercised after the Expiration Date.

4.
Method of Exercising Options. The Option may be exercised from time to time by written or electronic notice (in the form prescribed by the Company) delivered to and received by the Company, which notice shall be signed or electronically confirmed by the Option Holder and shall state the election to exercise the Option and the number of whole Shares with respect to which the Option is being exercised. Such notice must be accompanied by a check payable to the Company or, subject to the Committee’s approval, such other consideration allowed pursuant to the Plan, in payment of the full Option Price for the number of Shares purchased. As soon as practicable after it receives such notice and payment, as applicable, and following receipt from the Option Holder of payment for any taxes which the Company is required by law to withhold by reason of such exercise, the Company will deliver to the Option Holder a certificate or certificates for the Shares so purchased. The Committee, in its sole discretion, may permit an Option Holder to exercise the Option pursuant to a “cashless exercise” procedure (subject to securities law restrictions), or by any other means the Committee determines is consistent with the Plan’s purpose and applicable law.

1.	Upon the exercise of the Option Holder’s right to purchase Shares under this Option, the number of Shares subject to the Option shall be reduced on a one-for-one basis.

5.	Cancellation of Options.

(a)	Expiration of Term. On the Expiration Date, the unexercised Options shall be cancelled automatically.

(b)
Termination of Employment. Except as provided in Sections 6 and 7 below, any unvested portion of the Option shall automatically be cancelled upon termination of the Option Holder’s employment with the Company or any of its Subsidiaries for any reason. Any portion of the Option vested at the time of termination may only be exercised by the Option Holder at any time on or prior to the earlier of the Expiration Date or the expiration of three (3) months after the date of termination. Any vested portion of the Option that is not exercised within such time period shall be automatically cancelled. A “termination” includes any event which causes the Option Holder to lose his or her eligibility to participate in the Plan (e.g., an individual is employed by a company that ceases to be a Subsidiary of the Company).

6.
Death of Option Holder. Upon the death of the Option Holder while the Option Holder is an employee of the Company or a Subsidiary, any unvested portion of the Option shall fully vest. The Option may be exercised by the Option Holder’s estate, or by a person who acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Option Holder, provided that such exercise occurs both before the Expiration Date and within 6 months after the Option Holder’s death. Any portion of the Option not exercised within such time period will be cancelled.

7.
Disability. Upon termination of the Option Holder’s employment by reason of the Option Holder’s Disability, any unvested portion of the Option shall fully vest. The Option may be exercised by the Option Holder, provided that such exercise occurs both before the Expiration Date and within 6 months after the Option Holder’s termination due to a Disability. Any portion of the Option not exercised within such time period will be cancelled. “Disability” shall mean a condition whereby the Option Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical impairment which can be expected to result in death or which is or can be expected to last for a continuous period of not less than thirty-six months, all as verified by a physician acceptable to, or selected by, the Company.

8.
Non-Assignability. The Option shall not be assignable or transferable by the Option Holder, except by will or by the laws of descent and distribution. During the life of the Option Holder, the Option shall be exercisable only by the Option Holder.

9.	Rights as a Shareholder. The Option Holder shall have no rights as a shareholder by reason of the Option unless and until certificates for shares of Common Stock are issued to him or her.

10.
Discretionary Plan; Employment. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. With respect to the Plan, (a) each grant of an Option is a one-time benefit which does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Option shall be granted, the number of Shares subject to each Option, the Option Price, and the times when each Option shall be exercisable, will be at the sole discretion of the Company; (c) if the Option Holder is an Employee, the Option Holder’s participation in the Plan shall not create a right to further or continued employment with the Option Holder’s employer and shall not interfere with the ability of the Option Holder’s employer to terminate the Option Holder’s employment relationship at any time with or without cause; (d) the Option Holder’s participation in the Plan is voluntary; (e) the Option is not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments; (f) the future value of the Shares underlying the Options is unknown and cannot be predicted with certainty; (g) if the underlying Shares do not increase in value, the Option will have no value; and (h) the ability of the Option Holder to sell Shares acquired pursuant to this Option may be limited by applicable securities laws.

11.
Effect of Plan. The Plan is hereby incorporated by reference into this Award Agreement, and this Award Agreement is subject in all respects to the provisions of the Plan, including without limitation the authority of the Committee to adjust awards and to make interpretations and other determinations with respect to all matters relating to this Award Agreement and the Plan.

12.
CMI Merger. Notwithstanding the language of Section 11 of this Agreement, or the provisions of Section 4.2 of the Plan, each holder of an option (a “Company Option”) to purchase Company Common Stock granted prior to the Effective Time of the Merger pursuant to the Plan or otherwise will receive at the Closing, in exchange for a written instrument executed by such holder canceling by its terms all of the Company Options, a duly executed Option Agreement (a “CMI Option Agreement”) evidencing the grant to said holder, pursuant to the CMI Stock Incentive Plan (as defined herein), of an option (each, a “CMI Option”) to acquire one (1) share of CMI Common Stock for every one (1) share of Company Common Stock for which the Company Option is exercisable, on economic and contractual terms substantially and materially similar to the terms and conditions of said Company Option prior to such conversion.

13.
Notice. Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company at NaturalNano, Inc., 150 Lucius Gordon Drive, Suite 115, West Henrietta, New York 14586 and if to the Option Holder shall be addressed to the Option Holder at his or her address as it appears on the Company’s records.

14.
Successors and Assigns. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Section 6 hereof, to the heirs or legatees of the Option Holder.

15.
Grant/Exercise Subject to Applicable Regulatory Approvals. Any grant of Options under the Plan is specifically conditioned on, and subject to, any required regulatory approvals. If necessary approvals for the grant or exercise are not obtained, the Options may be cancelled or rescinded, or they may expire, as determined by the Company in its sole and absolute discretion. The Company may restrict the exercise of any Option if the Shares issuable pursuant to the Option have not yet been registered pursuant to the Securities Act of 1933, as amended; provided, however, this limitation shall not apply during the six (6) months immediately prior to the Expiration Date or if the Option Holder agrees in writing that the Shares issuable upon the exercise will be restricted securities and bear a restrictive legend.

16.
Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the New York without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction in New York and agree that such litigation shall be conducted in the federal or state courts located in Rochester, New York.

IN WITNESS WHEREOF, the Company and the Option Holder have caused this Award Agreement to be executed on the date set forth opposite their respective signatures, it being further understood that the date of grant may differ from the date of signature.

Dated:	___________________	NaturalNano, Inc.

By: ____________________________
Chief Executive Officer

Dated:	___________________	Option Holder

_____________________________